Exhibit 10.2

ARCA BIOPHARMA, INC.

AMENDMENT TO RETENTION BONUS LETTER

This amendment (the “Amendment”) is entered into effective as of December 4, 2023 by and between C. Jeffrey Dekker (“Executive”) and ARCA biopharma, Inc. (the “Company,” and together with Executive, the “Parties”).

WHEREAS, the Parties entered into a retention bonus letter agreement dated December 8, 2022 (the “Retention Agreement”).

WHEREAS, the Parties desire to amend the Retention Agreement to increase the aggregate amount of the cash retention bonus by 50%, and to provide that a portion of the cash retention bonus will become payable to Executive on December 8, 2023, and the remainder of the cash retention bonus will become payable to Executive upon the original payment event date set forth in the Retention Agreement, subject to the Executive remaining actively and continuously employed and in good standing with the Company through the applicable payment event date.

NOW, THEREFORE, in considerations of the promises, mutual covenants, and above recitals, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, Executive and the Company hereby agree as follows:

1.
The first full paragraph at the top of the first page of the Retention Agreement is hereby amended and restated in its entirety as follows:

“In recognition of your continued service with ARCA biopharma, Inc. (the “Company”), we are pleased to offer you the opportunity to receive a cash retention bonus in the aggregate amount of $150,000, less applicable withholdings and deductions required by law (the “Retention Bonus”). Subject to the terms of this letter, you will become eligible to receive a portion of the Retention Bonus in the amount of $35,000 on December 8, 2023 (the date of occurrence of such event, the “Payment Event One Date”), and the remaining portion of the Retention Bonus in the amount of $115,000 upon the earlier to occur of the following: (i) a Corporate Transaction (as defined below), or (ii) the date that the board of directors of the Company (the “Board”) approves certain clinical development decisions (the date of occurrence of such event, the “Payment Event Two Date,” and together with Payment Event One Date, each a “Payment Event Date”). Any payment related to the Retention Bonus will be processed and paid to you by the Company via payroll within thirty (30) business days of the date of occurrence of the applicable Payment Event Date, subject to the terms of this letter.”

2.
The second full paragraph from the top of the first page of the Retention Agreement is hereby amended and restated in its entirety as follows:

“In order to receive each portion of the Retention Bonus, you must (i) remain actively and continuously employed in good standing by the Company through the applicable Payment Event Date, and (ii) otherwise comply with the terms and conditions of this letter and the Company’s policies and procedures. In order to be considered in “good standing,” you must have been employed continuously from the date hereof to the applicable Payment Event Date and you must not be the subject of any disciplinary warning, whether written or oral and must not have behaved in a manner that would be grounds for discharge for “Cause” (as defined below).”

3.
The last sentence of the third full paragraph from the top of the first page of the Retention Agreement is hereby amended and restated in its entirety as follows:

“For clarity, should your employment terminate for any reason prior to a Payment Event Date, you will not have earned, and therefore will not receive, the portion of the Retention Bonus related to such Payment Event Date.”

4.
Full Force and Effect. To the extent not expressly amended hereby, the Agreement and Amendment shall remain in full force and effect.
5.
Entire Agreement. This Amendment, the Amendment and the Agreement constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof, respectively. This Amendment may be amended at any time only by mutual written agreement of the Parties.
6.
Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the parties to this Amendment.
7.
Governing Law. This Amendment will be governed by the laws of the State of Colorado (with the exception of its conflict of laws provisions).

IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer, effective as of the date set forth above.

	ARCA BIOPHARMA, INC.		EXECUTIVE

	/s/ Michael Bristow		/s/ C. Jeffrey Dekker
By:	Dr. Michael Bristow	By:	C. Jeffrey Dekker
Date:	12/4/23	Date:	12/4/23